FCPT Announces Agreement to Acquire up to 102 Mission Pet Health Veterinary Properties for $268 Million

MILL VALLEY, Calif.--(BUSINESS WIRE)-- Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), is pleased to announce the signing of a definitive agreement to acquire up to 102 Mission Pet Health (“MPH”) veterinary properties for a purchase price of up to $268.0 million from Shore Capital Real Estate Partners Fund I.

Mission Pet Health is one of the leading veterinary operators in the United States, with over 930 locations as of May 2026. A portfolio company of Shore Capital Partners, MPH provides veterinary services nationwide and may provide the option to independent practices to sell their property when joining the platform. MPH will continue to serve as the long-term tenant across the acquired portfolio.

The transaction is expected to close in early Q3 2026, subject to the completion of due diligence and the satisfaction of customary closing conditions. The properties are largely under two, triple net master leases (one with 55 properties and another with 45 properties) in addition to two individually leased locations. The portfolio has approximately 10 years of term remaining with attractive annual rent escalations averaging over 2.0%. The transaction was priced off of initial cash rent of approximately $17.33 million, inclusive of contractual rent increases in September 2026.

Pro forma for the transaction and other acquisitions closed since March 31, 2026, Mission Pet Health would comprise approximately 6% of the Company’s cash rent and become the Company’s third largest brand. In addition, pro forma for the transaction and other acquisitions closed since March 31, 2026, the Company’s exposure to medical retail would increase to approximately 16% and exposure to Darden would decrease to approximately 41% of the Company’s cash rent.

The properties are located across 31 states (AL, AK, AZ, CA, CO, CT, FL, GA, IL, IN, KS, KY, LA, ME, MA, MI, MN, MO, NC, NJ, NY, OH, OK, OR, PA, SC, TN, TX, VA, WA, WI). The sites are in well-located retail and medical corridors with high-income and attractive demographics. FCPT believes that rent is well-supported with conservative EBITDAR coverage, averaging over 6.0x across the portfolio. FCPT expects to fund the acquisition with a mix of cash on hand and use of its undrawn revolving credit facility. FCPT expects to remain below its stated leverage thresholds pro forma for this transaction.

Bill Lenehan, CEO of FCPT, stated: “We have long been active in the veterinary sector, and this transaction represents a unique opportunity for us to acquire a portfolio at scale with an existing tenant to further our growth and diversification objectives. We are particularly pleased with the long-term master leases, the strong rental escalations, and the well-supported greater than 6x rent coverage.”

Steve Malley, Partner and Head of Real Estate at Shore Capital Partners, said, "Mission Pet Health has built a scaled, high-quality veterinary platform and a differentiated growth model that includes opportunities to monetize real estate ownership. FCPT is an excellent long-term owner for this portfolio, and we are confident their net-lease expertise and ownership approach will support a strong and durable tenant relationship with Mission."

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding the anticipated consequences and benefits of the transaction and other future events and their potential effects on FCPT, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Patrick Wernig, 415-965-8038
CFO

Category: Acquisition